Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in this Registration Statement of ToughBuilt Industries, Inc. on Form S-1, Amendment No. 3 (File No. 333-276008) of our report, dated as of March 31, 2023 and January 26, 2024 (with respect to Notes 2, 6, 8, and 12), which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of ToughBuilt, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report appears in the Prospectus, which is part of this Registration Statement.

Our report on the financial statements refers to a change in the method of accounting for the adoption of Financial Accounting Standards Board Accounting Standards ASC 2016-02, Leases (Topic 842), effective January 1, 2022, using the modified retrospective approach.

We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ Marcum llp
Marcum llp
Costa Mesa, CA
February 12, 2024